EXHIBIT 99.1

[GRAPHIC OMITTED]
                                                                    NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION REPORTS RECORD SECOND QUARTER 2001 FINANCIAL RESULTS AND 68%
GROWTH  IN  PRODUCTION  VOLUMES

================================================================================

     Austin,  TX  --  (Business  Wire)  -  August 8, 2001 -- Brigham Exploration
Company (NASDAQ:BEXP) today announced its financial results for the second quarter 2001. Brigham continues to post record results, including significant growth in production volumes and cash flow from levels achieved in the second quarter 2000.

Highlights of Brigham's financial performance during the second quarter include:

-    Production  volumes  averaged  29.5 MMcfe per day, a 68% increase over 17.6
     MMcfe  per day for the same three month period a year ago and 28% over 22.9
     MMcfe  per  day  for  the  first  quarter  2001;

- EBITDA increased 178% to $7.2 million from $2.6 million for the second quarter 2000 and 41% from $5.1 million for the first quarter 2001, due to the combined effects of higher production volumes and improvement in realized natural gas sales prices; and

- Operating cash flow more than tripled to $6.0 million from $1.6 million for the same period a year ago and increased 60% from first quarter 2001 levels.

SECOND  QUARTER  2001  RESULTS

Average  net  daily  production  volumes  for  the second quarter 2001 were 29.5
MMcfe, an increase of 68% from the second quarter 2000.  For the second quarter,
Brigham produced an average 20.7 MMcf of natural gas and 1453 barrels of oil per
day.   Natural  gas  and oil sales for the second quarter 2001 increased 126% to
$10.5  million  from  $4.6  million  for the same period last year.  Of this net increase,  $3.0  million  was  attributable  to  a  35%  increase in the average realized  equivalent  oil  and  natural  gas  sales  price  and $2.8 million was attributable  to  a  68%  increase  in  net  equivalent  production  volumes.

Cash settlements on natural gas and crude oil hedging transactions of $1.5 million ($0.56 per Mcfe) negatively impacted Brigham's net realized natural gas equivalent sales price and revenues for the second quarter 2001, while natural gas and crude oil hedging settlements of $1.7 million ($1.10 per Mcfe) reduced its average realized natural gas equivalent sales price and revenues for the three month period ended June 30, 2000. Beginning in May 2001, Brigham's natural gas derivative contracts decreased from 15 MMBtu per day to 10 MMBtu per day and its ceiling price increased from an effective NYMEX price of $2.20 per MMBtu to $2.60 per MMBtu. Brigham's outstanding commodity price hedging contracts as of June 30, 2001 are summarized in a table at the end of this release.

Lease operating expenses for the second quarter 2001 were $784,000, representing a 56% increase from the second quarter 2000. These increases are primarily due to an increase in the number of producing wells in which the Company owns an interest, higher production volumes and increased well repair and maintenance costs. On a per unit basis, lease operating expenses declined for the second quarter 2001 to $0.30 per Mcfe as compared to $0.32 per Mcfe for the second quarter 2000. Production taxes increased 57% to $622,000 in the second quarter
2001 yet declined $0.02 on a per unit basis to average $0.23 per Mcfe. These increases were primarily attributable to increased production volumes and higher pre-hedge oil and natural gas prices, offset in part by production tax reimbursements related to wells that qualify for severance tax refunds. Net general and administrative expenses were $957,000. This represents a 35% increase from the second quarter 2000 and was principally due to higher employee payroll and benefits expenses and several one-time charges. However, on a per unit basis, net general administrative expenses were down 20% to $0.36 per Mcfe for the second quarter 2001 from $0.45 per Mcfe for the second quarter 2000.
Depletion  expenses  were  $3.2 million ($1.20 per Mcfe), or 75% higher than the


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prior  year  quarter primarily due to increased production volumes. Net interest expense decreased 41% to $1.8 million for the second quarter 2001 from $3.0 million for the prior year period as a result of reduced borrowings and lower interest rates that resulted largely from the refinancing of Brigham's senior subordinated notes during the fourth quarter 2000.

     Earnings  before  interest, taxes, depreciation, depletion and amortization
(EBITDA) increased 178% to $7.2 million for the second quarter 2001 from $2.6 million for the second quarter 2000, while operating cash flow for the second quarter 2001 was $6.0 million, representing a 267% increase from $1.6 million for the same period in 2000. Brigham reported net income of $8.3 million ($0.46 per diluted share) for the second quarter 2001 compared to a net loss of $4.3 million ($0.26 per diluted share) for the prior year period. Excluding the non-cash income (expense) associated with the change in fair market value of certain hedging contracts, Brigham would have reported net income of $1.5 million ($0.10 per diluted share) for the second quarter 2001 as compared to a loss of $2.4 million ($0.14 per diluted share) for the second quarter of 2000.

     Capital expenditures during the second quarter 2001 totaled $9.2 million, including $7.0 million related to drilling, $759,000 for land and G&G activities and $1.4 million for capitalized interest, overhead expenses and other property and equipment. Thus far in 2001, Brigham has invested $15 million in its drilling program, $1.8 million for land and G&G activities and $3.0 million for capitalized interest, overhead expenses and other property and equipment.
Capital expenditures for the year are now forecast to total $37 million, including $28 million for drilling and $3 million for land and G&G.

THIRD  QUARTER  2001  RESULTS  GUIDANCE

     The following forecasts and estimates of Brigham's third quarter 2001 results are forward looking statements subject to the risks and uncertainties identified in the "Forward Looking Statements Disclosure" at the end of this release.

     Brigham currently expects third quarter 2001 production volumes to average between 30 and 32 MMcfe per day, 75% of which consists of natural gas. For the third quarter 2001, lease operating expenses are projected to be $0.30 per Mcfe, production taxes are projected to be 5.5% of pre-hedge oil and gas revenues, and net general and administrative expenses are projected to be $900,000 ($0.31 to $0.33 per Mcfe).

     Based on these production and cost estimates, assumed average NYMEX prices of $3.00 per MMBtu for natural gas and $25.00 per barrel for oil, and taking into account current hedging contracts outstanding, Brigham forecasts revenue of between $8.5 and $9.0 million and EBITDA of between $6.2 million and $6.7 million for the third quarter 2001.

MANAGEMENT COMMENT

     Curtis  Harrell,  Brigham's  Executive  Vice  President and Chief Financial
Officer, stated, "We're extremely pleased with the growth in production volumes demonstrated thus far in 2001. EBITDA exceeded $7.0 million this quarter and reached $12.3 million for the six months ended June 2001, which is greater than our Company's EBITDA for the full year 2000. Growth in production volumes, an improved hedge position and a stronger balance sheet have all combined to powerfully impact our operating margins. In the second quarter, we generated
$2.25 in operating cash flow for every Mcfe we produced. Looking forward, we expect continued growth in production volumes as we complete and begin producing our six new discoveries and continue our 2001 drilling program."

CONFERENCE CALL INFORMATION

     Brigham management will host a conference call to discuss the company's second quarter 2001 operational and financial results with investors, analysts and other interested parties on Thursday, August 9th, at 9:00 a.m. Central time.
To  participate  in  the  call, please dial 888-343-7167 and ask for the Brigham
Exploration conference call (conference reservation number 19447498). A telephone recording of the conference call will be available to interested parties approximately one hour after the call is completed through 5:00 p.m.
Central  time  on  Tuesday,  August  14th.  To access the recording, please dial
800-633-8284. In addition, a live and archived web cast of the conference call will be available over the Internet at either www.bexp3d.com or www.streetevents.com.

ABOUT  BRIGHAM  EXPLORATION

     Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil


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PAGE 7

provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD  LOOKING  STATEMENTS  DISCLOSURE

     Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.


Contact:     John Turner, Manager - Finance & Investor Relations
             (512) 427-3300 / investor@bexp3d.com


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PAGE 8

                          BRIGHAM EXPLORATION COMPANY
                  SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data) (unaudited)



                                           Three  Months         Six  Months
                                           Ended June 30,       Ended June 30,
                                        -------------------  -------------------
                                          2000       2001      2000       2001
                                        ---------  --------  ---------  --------
Revenues:
 Natural gas and oil sales                $4,635   $10,467     $9,140   $17,372
 Other revenue                                16        37         49       175
                                        ---------  --------  ---------  --------
                                          $4,651   $10,504     $9,189   $17,547
Costs and expenses:
 Lease operating                             502       784        961     1,490
 Production taxes                            395       622        699     1,088
 General and administrative                  708       957      1,448     1,774
 Depletion of natural gas and oil
 properties                                1,820     3,182      3,584     5,659
 Depreciation and amortization               148        83        283       235
                                        ---------  --------  ---------  --------
                                          $3,573    $5,628     $6,975   $10,246
                                        ---------  --------  ---------  --------
 Operating income                         $1,078    $4,876     $2,214    $7,301

Interest expense, net                     (3,031)   (1,779)    (5,806)   (3,585)
Interest income                               19       105         56       167
Other income (expense) (a)                (2,394)    5,764     (2,990)    5,985
                                        ---------  --------  ---------  --------
 Income (loss) before income taxes       ($4,328)   $8,966    ($6,526)   $9,868
Income tax expense                             -         -          -         -
                                        ---------  --------  ---------  --------
 Net income (loss)                       ($4,328)   $8,966    ($6,526)   $9,868
Preferred stock dividend & accretion           -       639          -     1,117
                                        ---------  --------  ---------  --------
 Net income (loss) to common             ($4,328)   $8,327    ($6,526)   $8,751

Net income (loss) to common per share:
 Basic                                    ($0.26)    $0.52     ($0.41)    $0.55
 Diluted                                   (0.26)     0.46      (0.41)     0.51

Wt. avg. common shares outstanding:
 Basic                                    16,713    15,983     15,996    15,983
 Diluted                                  16,713    18,835     15,996    19,734

(a)   Includes non-cash income
(expenses) related to changes
in the fair
market value of
certain hedging contracts of:            ($1,924)   $6,807    ($2,367)   $7,028


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
PAGE 9

                          BRIGHAM EXPLORATION COMPANY
                PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA


                                                                 Three Months Ended June 30,       Six Months Ended June 30,
                                                              --------------------------------  ------------------------------
                                                                   2000             2001            2000            2001
                                                              --------------  ----------------  ------------  ----------------
Avg. net daily production:
   Natural gas (MMcf)                                                  11.6              20.7          11.0              19.3
   Oil (Bbls)                                                           992             1,453         1,046             1,147
   Equivalent natural gas (MMcfe) (6:1)                                17.6              29.5          17.3              26.2
Total net production:
   Natural gas (MMcf)                                                 1,047             1,867         1,987             3,477
   Oil (MBbls)                                                           89               131           188               206
   Equivalent natural gas (MMcfe) (6:1)                               1,582             2,652         3,116             4,716
   % Natural gas                                                         66%               70%           64%               74%
Sales prices:
   Natural gas ($/Mcf) (a)                                    $        1.98   $          3.78   $      1.96   $          3.43
   Oil ($/Bbl) (a)                                                    28.71             26.09         27.89             26.33
   Equivalent natural gas ($/Mcfe) (6:1)                               2.93              3.95          2.93              3.68
Other financial data:
   EBITDA ($000) (b)                                          $       2,595   $         7,203   $     5,794   $        12,319
   Operating cash flow before changes in working capital              1,625             5,970         4,097             9,698
($000)

   (a)   Includes the effects of hedging gains (losses) of:
         Natural gas ($/Mcf)                                         ($1.66)           ($0.77)       ($1.13)           ($2.30)
         Oil ($/Bbl)                                                      -             (0.38)        (0.01)            (0.61)

(b) Net income (loss) plus interest expense, DD&A expenses, deferred income taxes and other non-cash items.



                      SUMMARY CONSOLIDATED BALANCE SHEETS
                            (in thousands) (unaudited)

                                                              December  June 30,
                                                                31,
                                                                2000      2001
                                                              --------  --------
Assets:
  Current assets                                               $10,673   $22,986
  Natural gas and oil properties, at cost, net                 129,490   143,623
  Other property and equipment, at cost, net                     1,341     1,254
  Other non-current assets                                       5,407     3,989
                                                              --------  --------
    Total assets                                              $146,911  $171,852
                                                              ========  ========

Liabilities and stockholders' equity:
  Current liabilities                                          $17,899   $17,605
  Notes payable                                                 75,000    75,000
  Senior subordinated notes, net                                 7,000    16,278
  Other non-current liabilities                                  3,697       264
                                                              --------  --------
     Total liabilities                                        $103,596  $109,147
  Redeemable preferred stock, net                                8,558    14,667
  Stockholders' equity                                          34,757    48,038
                                                              --------  --------
    Total liabilities and stockholders' equity                $146,911  $171,852
                                                              ========  ========


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PAGE 10


                                              BRIGHAM EXPLORATION COMPANY
                                     SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                               (in thousands) (unaudited)


                                                               Three Months Ended June 30,   Six Months Ended June 30,
                                                           --------------------------------  --------------------------
                                                                2000             2001            2000          2001
                                                           --------------  ----------------  ------------  ------------
Cash flows from operating activities:
   Net income (loss)                                             ($4,328)  $         8,966       ($6,526)  $     9,868
   Depletion, depreciation and amortization                        1,968             3,265         3,867         5,894
   Interest paid through issuance of add'l senior sub.             1,526               203         3,003           278
notes
   Amortization of deferred loan fees                                298               343           689           686
   Amortization of discount on senior subordinated                   237                 -           417             -
notes
   Amortization of deferred loss on derivatives                        -                 -           280             -
instruments
   Market value adjustment for derivatives instruments             1,924            (6,807)        2,367        (7,028)
                                                           --------------  ----------------  ------------  ------------
      Operating cash flow                                  $       1,625   $         5,970   $     4,097   $     9,698
   Changes in working capital and other items                     (2,420)             (703)       (7,864)       (3,179)
                                                           --------------  ----------------  ------------  ------------
      Cash flows provided (used) by operating activities           ($795)  $         5,267       ($3,767)  $     6,519

Cash flows (used) provided by investing activities                (7,519)           (9,045)      (11,676)      (17,963)
Cash flows (used) provided by financing activities                 6,728               (19)       12,774        18,839
                                                           --------------  ----------------  ------------  ------------
   Net increase (decrease) in cash and cash                      ($1,586)          ($3,797)      ($2,669)  $     7,395
equivalents
                                                           ==============  ================  ============  ============


                              SUMMARY PER MCFE DATA
                                  (unaudited)


                                                    Three Months Ended June      Six Months Ended June
                                                 ----------------------------  --------------------------
                                                      2000           2001          2000          2001
                                                 --------------  ------------  ------------  ------------
Revenues:
   Natural gas and oil sales                     $        2.93   $      3.95   $      2.93   $      3.68
   Other revenue                                          0.01          0.01          0.02          0.04
                                                 --------------  ------------  ------------  ------------
                                                 $        2.94   $      3.96   $      2.95   $      3.72
Costs and expenses:
   Lease operating                                        0.32          0.30          0.31          0.32
   Production taxes                                       0.25          0.23          0.22          0.23
   General and administrative                             0.45          0.36          0.46          0.38
   Depletion of natural gas and oil properties            1.15          1.20          1.15          1.20
   Depreciation and amortization                          0.09          0.03          0.09          0.05
                                                 --------------  ------------  ------------  ------------
                                                 $        2.26   $      2.12   $      2.24   $      2.17
                                                 --------------  ------------  ------------  ------------
   Operating income                              $        0.68   $      1.84   $      0.71   $      1.55

Interest expense, net                                    (1.90)        (0.63)        (1.85)        (0.72)
Other income (expense) (a)                               (0.30)        (0.39)        (0.20)        (0.22)
                                                 --------------  ------------  ------------  ------------
Adjusted net income before preferred stock
dividend & accretion                                    ($1.52)  $      0.81        ($1.33)  $      0.60
                                                 ==============  ============  ============  ============

(a) Adjusted to exclude non-cash income (expense) related to changes in the fair market value of certain hedge contracts.


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Page 11



                          BRIGHAM EXPLORATION COMPANY
        SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF JUNE 30, 2001
                                   (unaudited)


                                      Q3 2001   Q4 2001   Q1 2002   Q2 2002
                                      --------  --------  --------  --------

Natural Gas Collar:  Cap - MMBtu/d      10,000    10,000    10,000    10,000
                     Cap - $/MMBtu    $   2.60  $   2.73  $   2.80  $   2.67

                     Floor - MMBtu/d     2,500     2,500      -  -      -  -
                     Floor - $/MMBtu  $   1.90  $   1.90      -  -      -  -

Crude Oil Collar:    Cap - Bbls/d          200       200      -  -      -  -
                     Cap - $/Bbl      $  25.25  $  25.25      -  -      -  -

                     Floor - Bbls/d        200       200      -  -      -  -
                     Floor - $/Bbl    $  16.10  $  16.10      -  -      -  -



Note: Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices reflect estimated NYMEX equivalent prices since the actual contract prices are based on various regional index prices, while the crude oil hedge contract prices are based on NYMEX pricing.


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